Calculation of Filing Fee Tables
S-3
Celanese Corp
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	5.000% Senior Notes due 2031	457(r)	809,700,000		$ 809,700,000.00	0.0001531	$ 123,966.00
Fees to be Paid	2	Other	Guarantees of 5.000% Senior Notes due 2031	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 809,700,000.00		$ 123,966.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 123,966.00
Offering Note
[1]	Calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended. The amount to be registered and proposed maximum aggregate offering price is based on a euros/$ exchange rate reported by the European Central Bank of euros 1.00/$1.0796 as of March 6, 2025.

[2]	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to such guarantees.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $809,700,000.00. The prospectus is a final prospectus for the related offering.